                [WILLIAM S. BURNSIDE (CANADA) LIMITED LETTERHEAD]







March 28, 1995

i-STAT Canada Limited
436 Hazeldean Road
Kanata, Ontario
K2L 1T9

Attention: Sandy Beveridge

Re: 436 Hazeldean Road, Kanata

Gentlemen:

We wish to confirm a meeting of yesterday's date between your Mr. Beveridge, Mr. Uniac and the writer. At that meeting it was agreed and understood that, that portion of the above mentioned building presently occupied by Atomic Energy would be vacated at the earliest possible date. ( Not to exceed 120 days)AB

After the move by Atomic Energy, i-STAT Corporation will take over the space and the commencement date for leasing purposes will be a date mutually agreed upon by both parties.

It is agreed and understood that the rent for the additional space in the building will be at the rate of $95,000 per annum, plus GST, on an absolutely net basis. It is further agreed that the term of the agreement will run and be coterminous with the present agreement that now exists between both parties.

Further to the above, it is agreed and understood that all conditions of the existing lease will be applicable to the agreement to lease the additional space.

Would you please signify your acceptance of this proposal by signing a copy in the appropriate location and returning to this office.

We would also like to take this opportunity to thank you for continuing to carry on business with our firm and we look forward to many years of mutual agreement.


Yours truly,                           ACCEPTED BY i-STAT CANADA LTD.

                                                AM BEVERIDGE
                                       ------------------------------
                                       DATE    30 MARCH 1995
                                           --------------------------

Frank Dooher